EXHIBIT E
                                                                      ---------


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

HARBINGER CAPITAL PARTNERS              )
MASTER FUND I, LTD. AND HARBINGER       )
CAPITAL PARTNERS SPECIAL                )
SITUATIONS FUND, L.P.                   )
                                        )
                 Plaintiffs,            )
                                        )
            v.                          )    C.A. No. __________
                                        )
RYERSON INC.,                           )
                                        )
                 Defendant.             )




                                   COMPLAINT

         Plaintiffs,  Harbinger  Capital  Partners  Master  Fund  I,  Ltd.  and
Harbinger Capital Partners Special Situations Fund, L.P. (together, "Harbinger"), by and through their undersigned attorneys, bring this action against defendant Ryerson Inc. ("Ryerson") seeking an order from this Court requiring that Ryerson conduct its 2007 Annual Meeting of Stockholders (the "2007 Annual Meeting") pursuant to 8 Del. C. Section 211 ("Section 211").

                                  INTRODUCTION

         1. This action seeks to require Ryerson to conduct its 2007 Annual Meeting.

         2. Under 8 Del. C. Section 211(c), Ryerson's stockholders are entitled to an annual meeting within 13 months after the last annual meeting. The last annual meeting of Ryerson's stockholders was held on May 9, 2006. Thus, 8 Del. C. Section 211(c) mandates that the 2007 Annual Meeting be held no later than June 9, 2007.

         3. Though Ryerson previously scheduled an annual meeting for May 11, 2007, Ryerson has canceled that meeting and has refused to reschedule the 2007 Annual Meeting.

         4. Ryerson's stated reason for canceling the previously scheduled date for the 2007 Annual Meeting was to review certain "strategic alternatives." Perhaps more to the point, Ryerson canceled the previously scheduled date for the 2007 Annual Meeting after Harbinger advised the Ryerson Board of Directors (the "Ryerson Board") of its intention to nominate a new slate of directors for election to the Ryerson Board at the next stockholder meeting.

         5. But under Delaware law, the reason for Ryerson's cancellation of the previously scheduled 2007 Annual Meeting and its refusal to reschedule the 2007 Annual Meeting is irrelevant. The only relevant issue under Section 211 is that the Ryerson stockholders have been denied their right under Delaware law to an annual meeting within 13 months after the date of the last annual meeting.

         6. June 9, 2007 has now passed, and Ryerson has failed to meet its obligation under Delaware law to hold an annual meeting within 13 months of the last annual meeting. This action seeks an order requiring Ryerson to conduct the 2007 Annual Meeting on a date no later than forty-five (45) days from the entry of the Court's order.

                                    PARTIES
                                    -------

         7. Plaintiff Harbinger Capital Partners Master Fund I, Ltd. is the beneficial holder of an aggregate of 2,500,000 shares of Ryerson's common stock, representing approximately 9.7% of the outstanding shares, including 1,000 shares for which it is the record owner. Harbinger Capital Partners Master Fund I, Ltd.'s principal

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executive offices are located at c/o  International  Funds Services Ltd., Third
Floor, Bishop's Square, Redmond's Hill, Dublin, Ireland.

         8. Plaintiff Harbinger Capital Partners Special Situations Fund, L.P. is the beneficial holder of 50,000 shares of Ryerson's common stock, including 1,000 shares for which it is the record owner. Harbinger Capital Partners Special Situations Fund, L.P.'s principal executive offices are located at 555 Madison Avenue, 16th Floor, New York, New York 10022. 9. Defendant Ryerson, a New York Stock Exchange-listed distributor and processor of metals, is a corporation organized under the laws of the State of Delaware. Ryerson's principal executive offices are located at 2621 West 15th Place, Chicago, Illinois 60608.

                                      FACTS
                                      -----

         10. Ryerson held its last annual stockholders meeting on May 9, 2006.

         11. Harbinger initially acquired its shares in Ryerson because it believed that Ryerson represented an attractive investment. Harbinger first reported its investment on a Schedule 13G filed on November 27, 2006.

         12. Following that filing, Harbinger examined the financial and operating performance of Ryerson and became increasingly concerned that the Ryerson Board and Ryerson's senior management had not been appropriately vigilant in their management of Ryerson. In particular, Harbinger believed that the Ryerson Board had not been attentive to Ryerson's profitability and management of inventory.

         13. On December 13, 2006, Harbinger filed a Schedule 13D with respect to its investment. In the Schedule 13D, Harbinger disclosed that it was considering a range of actions to encourage the current Ryerson Board to improve

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

Ryerson's performance. Harbinger further disclosed that it was considering nominating one or more persons for election to the Ryerson Board at the 2007 Annual Meeting.

         14. Subsequent to the filing of the Schedule 13D and further investigation, Harbinger concluded that the most appropriate course of action to enhance stockholder value was to nominate a new slate of directors for election to the Ryerson Board.

         15. On January 2, 2007, in accordance with Ryerson's bylaws and applicable law, Harbinger submitted a notice (the "Harbinger Notice") to Ryerson's corporate secretary, advising of Harbinger's intent to present a slate of nominees for election to the Ryerson Board and to present certain related proposals for stockholder approval at the 2007 Annual Meeting.

         16. Later on January 2, 2007, Ryerson issued a press release stating that the Harbinger Notice had been forwarded to the Ryerson Board and the nominating and governance committee for review.

         17. On February 14, 2007, in connection with its announcement of fourth quarter 2006 and year end results, Ryerson announced that it would oppose Harbinger's efforts to elect a new board and would investigate strategic alternatives.

         18. On March 6, 2007, Ryerson issued a press release announcing that it was postponing the 2007 Annual Meeting, which originally had been scheduled for May 11, 2007, in order to continue reviewing strategic alternatives.

         19. That same day, March 6, 2007, Harbinger issued a press release stating that it was disappointed with the Ryerson Board's decision and asserting that

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

Ryerson's stockholders deserved an opportunity to be heard at the earliest possible date and to vote for directors with the experience necessary to drive performance.

         20. On May 14, 2007, following Ryerson's announcement of first quarter 2007 results, Lawrence Clark of Harbinger wrote to Ryerson's Chairman, President and Chief Executive Officer again expressing the need for the 2007 Annual Meeting and stockholder vote at the soonest possible date.

         21. The Ryerson Board has refused to reschedule the 2007 Annual Meeting, even as it has failed to provide any substantive information regarding the status of its review of strategic alternatives begun more than three-and-a-half months ago.

         22. Thirteen months have now passed since Ryerson's last annual meeting, and Ryerson has failed to conduct the 2007 Annual Meeting within the time frame mandated by Section 211(c).

             COUNT I: FOR AN ORDER PURSUANT TO 8 DEL. C. SECTION 211(C)
             ----------------------------------------------------------
                       SCHEDULING THE 2007 ANNUAL MEETING
                       ----------------------------------

         23. Harbinger repeats and re-alleges each of the allegations contained in paragraphs 1 through 22 above.

         24. Pursuant to Section 211(c), any stockholder or director of a Delaware corporation may apply to have the Court of Chancery summarily order that an annual stockholder meeting be held if there is a failure to hold the annual meeting within 13 months after the date of the last annual meeting.

         25. Ryerson's last annual meeting was May 9, 2006. The Ryerson Board canceled the 2007 Annual Meeting scheduled for May 11, 2007, and has refused to announce another date for the 2007 Annual Meeting.

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

         26. Under Section 211(c), the reasons for a company's cancellation of an annual meeting or failure to hold an annual meeting are irrelevant. Rather, the only issue under Section 211(c) is that the Ryerson stockholders have been denied their right under Delaware law to an annual meeting within 13 months after the date of the last annual meeting.

         27. Harbinger submits this application pursuant to Section 211(c) for an order to direct Ryerson to conduct the 2007 Annual Meeting as required by Delaware law. Harbinger respectfully requests that the Court direct the 2007 Annual Meeting be held on a date certain that is no later than forty-five (45) days after the Order is entered in this action. This time period will permit Harbinger adequate time and opportunity to assemble proxy materials, as well as satisfy the 10-day notice requirement of Ryerson's bylaws.

         28. Also pursuant to Section 211(c), Harbinger requests the Court order that "shares of stock represented at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting," notwithstanding any contrary provision in Ryerson's bylaws or certificate of incorporation.

         29.      Harbinger has no adequate remedy at law.



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


         WHEREFORE, Harbinger respectfully requests that this Court enter an order:

         A. Summarily directing, pursuant to 8 Del. C. Section 211, that Ryerson hold its 2007 Annual Meeting for the election of directors on a date certain no later than forty-five (45) days after the Order is entered in this action, and setting the record date on which those stockholders entitled to vote shall be determined;

         B. Stating that the shares of stock represented at the court-scheduled 2007 Annual Meeting, either in person or by proxy, shall constitute a quorum, whether or not such shares constitute a quorum under Ryerson's bylaws or certificate of incorporation;

         C. Awarding Harbinger its costs and expenses in bringing this action, including its reasonable attorney fees; and D. Granting such additional relief that the Court deems just and equitable.


                                          Respectfully Submitted,

                                          YOUNG, CONAWAY, STARGATT & TAYLOR LLP


                                      By: /s/ Dawn M. Jones
                                          -----------------------------------
                                          Bruce L. Silverstein (No. 2495)
                                          Christian Douglas Wright (No. 3554)
                                          Dawn M. Jones (No. 4270)

                                          The Brandywine Building
                                          1000 West Street, 17th Floor
                                          Wilmington, DE  19899
                                          Telephone: (302) 571-6659
                                          Facsimile: (302) 576-3335



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

Of Counsel

PAUL, WEISS, RIFKIND, WHARTON
& GARRISON LLP

Leslie G. Fagen
Joyce S. Huang
Kristy M. Tillman

1285 Avenue of the Americas
New York, NY 10019-6064
Telephone:  (212) 373-3000
Facsimile: (212) 757-3990

Dated June 11, 2007



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